                                                                    EXHIBIT 10.3

BY FEDEX
--------

                                                      March 31, 2006

Mr. Donald Gunn
14567 E. Caley Avenue
Aurora, CO 80016

Dear Don:

This will confirm our discussion about your resignation as Vice President of
Engineering of Media Sciences, Inc. (the "Company") on mutually agreeable terms as set forth below. You and the Company agree this Agreement represents the full and complete agreement concerning your separation from employment with the
Company and any of its affiliated companies.

1. Last Day of Employment: You will remain on the Company's payroll at your present level of pay through March 31, 2006, which shall be your effective date of termination from employment and the effective date on which you are deemed to have resigned from your position as a director of Media Sciences International,
Inc. You must resign in writing from your position with the Company and from the
Board of Directors of Media Sciences International, Inc. effective March 31,
2006 by executing the letter annexed hereto as Exhibit A.

2. Consideration: Provided that you sign and do not revoke this Agreement, the
Company will provide you with the following consideration:

     (a)  A lump sum in the gross amount of $16,153.85, which constitutes six
          (6) weeks' pay at your present rate of pay;

     (b)  A lump sum in the gross amount of $21,000.00, which constitutes a pro-rata amount (75%) of your personal goal bonus for fiscal year
          2005;

     (c)  Provided that the Company's Board of Directors declares that the
          Company has achieved its fiscal year 2005 earnings per share (EPS)
          goals, you will receive, after final audited year-end results are finalized, and at the same time that EPS bonuses are paid to other members of senior management, a pro-rata amount (75%) of your EPS goal bonus for fiscal year 2005;

     (d)  Eight days after you sign this Agreement without revoking it, the
          Company will accelerate the vesting of 50,000 stock options effective on such date, after which you will be able, should you so choose, to exercise such options in accordance with the terms of the Nonincentive
          Stock Option Agreement dated August 8, 2005 ("NSOA"); and

     (e)  Provided that you timely elect COBRA coverage as provided in paragraph
          5 herein, and that you have not secured alternate coverage, the
          Company will pay the cost of the first twelve (12) months of COBRA coverage for you at the same level as in effect prior to March 31,
          2006, unless you secure alternate coverage at an earlier time, in which event and at which time the Company-paid COBRA coverage will cease. It is understood and agreed that you will be responsible for the payment of any COBRA premiums for covered family members, should you elect such coverage, and that you shall remit payment for such premium in a timely manner in accordance with instructions to be provided by the Company.

3. Withholding on Payments: Taxes, applicable withholding and authorized or required deductions will be deducted from all payments to you and with respect to the benefits set forth in this Agreement.

4. Employee Benefits: With the exception of medical/hospitalization and dental insurance, your employee benefits (which include, but are not limited to, Media
Sciences 401k Plan, short-term disability and long-term disability insurance coverage) will remain in effect at their current levels and on their current terms until March 30, 2006, at which time they will terminate. Your medical/hospitalization and dental insurance benefits will remain in effect at their current levels and on their current terms until March 31, 2006, at which time they will terminate. Except as otherwise provided in paragraph 2(d) herein, the remainder of the stock options under the NSOA shall be cancelled, and the
NSOA shall be deemed null and void, effective March 31, 2006.

5. COBRA: Effective April 1, 2006, you may elect to continue medical/hospitalization and dental insurance coverage at your own expense pursuant to a federal law known as COBRA. You will receive, under separate cover, information regarding continuing insurance coverage pursuant to COBRA.

6. Vacation: You will be paid for your accrued but unused vacation as of March
30, 2006. You understand that you are entitled to your accrued but unused vacation whether or not you sign this Agreement.

7. Reimbursement of Business Expenses: You agree to promptly submit appropriate documentation of all authorized business expenses incurred in connection with your performance of duties for the Company, and the Company will reimburse you in accordance with the Company policy. You should submit such documentation to the Finance Department.

8. Unemployment Insurance: While the Company will not oppose a claim by you for unemployment insurance benefits, you must understand that the State Department of Labor ("DOL"), not the Company, determines whether you are eligible to receive benefits and that you cannot raise any claim against the Company because of information that is provided to the DOL.

9. Transition: After your last day of employment you agree that you will be available, upon reasonable notice, to respond to questions and provide assistance to the Company regarding any unfinished business and to provide full and complete cooperation to the Company in connection with any litigation or other disputes for which the Company may need your assistance and cooperation.

10. Acknowledgement: You understand and agree that absent this Agreement, you would not otherwise be entitled to the payments and benefits specified in this
Agreement. Further, by signing this Agreement, you agree that you are not entitled to any payments and/or benefits that are not specifically listed in this Agreement for any past, present or future year, including but not limited to benefits under any severance plan, bonus plan, stock option grants and restricted stock grants under the NSOA and any other incentive plan, except for those qualified retirement benefits in which you have vested rights pursuant to the terms of the applicable plan and applicable law.

11. General Release of All Claims: In exchange for the Company's payments and benefits under this Agreement, you release the Company, Cadapult Graphic
Systems, Inc., Media Sciences International, Inc., and its and/or their past and/or present parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees and agents (hereinafter collectively referred to as "Releasees") from any and all claims that you may have which may be legally waived by private agreement, known or unknown, including but not limited to those related to your employment, your separation from employment or otherwise, from the beginning of time through the date that this Agreement becomes effective, which is eight (8) days after you sign this Agreement
("Effective Date").

You understand and agree that you are releasing Releasees from any and all claims which may be legally waived by private agreement, including but not limited to claims for breach of contract, personal injury, wages, benefits, defamation, slander and wrongful discharge, and any and all claims based on any oral or written agreements or promises, whether arising under statute (including but not limited to, claims arising under the Employee Retirement Income Security
Act of 1974, the New Jersey Conscientious Employee Protection Act, and any other federal, state, local, or foreign laws or regulations), contract (express or implied), constitutional provision, common law or otherwise, from the beginning of time through the Effective Date of this Agreement.

You understand and agree that you are releasing Releasees from any and all claims which may be legally waived by private agreement, including but not limited to claims for discrimination or harassment in employment, or retaliation, on the basis of race, color, creed, religion, age, national origin, alienage or citizenship, gender, sexual orientation, disability, marital status, veteran's status, and any other protected grounds including, but not limited to, any and all rights and claims you may have arising under Title VII of the Civil
Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the New Jersey Law Against Discrimination, and any
other federal, state, local, or foreign laws or regulations, from the beginning of time through the Effective Date of this Agreement.

12. No Claims Filed: As a condition of the Company entering into this Agreement, you represent that you have not filed and do not intend to file any claim against Releasees relating to your employment, your separation from employment or otherwise, except that you understand that you are not giving up your right to challenge: (a) the Company's failure to comply with its promises to make payment and provide benefits under this Agreement; or (b) the knowing and voluntary nature of your release of claims under the Age Discrimination in
Employment Act of l967.

13. Confidential Information:

     (a)  You acknowledge that the Company and its affiliated companies, including but not limited to Cadapult Graphic Systems, Inc. and Media
          Sciences International, Inc., have, through the expenditure of considerable time and expense over a period of years, developed and acquired extensive confidential and proprietary information and trade secrets regarding its business affairs (financial or otherwise), clients and prospective clients, vendors and prospective vendors and product development including, without limitation: (i) information relating to the identities, points of contact, affairs, operations, habits and patterns of clients and prospective clients; (ii)
          information relating to internal business, legal, human resources and financial policies and practices, plans, strategies, trade secrets, proprietary information, methodologies, operations, services, projects, status, training, advertising, marketing, and other non-publicly disclosed information; (iii) information relating to its employees' identities, skills, abilities, evaluations, work histories, and compensation; and (iv) information relating to its product development process, formulas, software development and code, and patent avoidance (hereinafter referred to collectively as
          "Confidential Information").

     (b)  You acknowledge that such Confidential Information is proprietary, not available to the public or the Company's competitors, and provides the
          Company with a unique and valuable competitive advantage, and that its use or disclosure in violation of this Agreement would cause the
          Company immediate and serious irreparable injury.

     (c)  You acknowledge that you were employed in a professional, confidential and fiduciary relationship with the Company, that you performed certain duties with regard to the Company, and that you were entrusted with Confidential Information in connection with the performance of those duties.

     (d)  Accordingly, you promise and agree that you will preserve the confidentiality of the Confidential Information and that you will not directly or indirectly use, disclose, reproduce, sell, retain, remove from the premises, make available to any other person or entity, or use for your own or for any other person or entity's benefit, any portion of the Confidential Information.

     (e)  You also promise that you will not use any such Confidential
          Information to damage the Company, its interests or its customers, providers or any other person or entity with whom the Company does business.

     (f)  In the event that you are required by legal process to disclose any
          Confidential Information, you shall immediately provide the Company's
          President with written notice of such legal obligation and shall fully cooperate with any efforts by the Company to oppose or limit such disclosure.

     (g)  You promise and agree (i) to return immediately to the Company any and all Confidential Information and all other materials, documents or property belonging to the Company, including without limitation files, records, manuals, reports, software and hardware, laptops, printers, computers, cell phone, blackberry, DSC, microscope with heated stage, keys, equipment, identification card, access card, credit cards, mailing lists, rolodexes, computer print-outs, and computer disks and tapes, (ii) not to retain any copies of any Confidential Information and/or any other materials, documents or property belonging to the
          Company, and (iii) to delete all Confidential Information from your home and/or personal computer drives and from any other personal electronic, digital or magnetic storage devices.

     (h)  You understand that you shall continue to remain bound by, and agree that you shall strictly adhere to the terms of, the Confidentiality
          Agreement between you and the Company dated December 13, 1999
          ("Confidentiality Agreement"), a copy of which is attached hereto as
          Exhibit B and the terms of which are deemed to be fully incorporated into this Agreement.

14. Non-Compete and Non-Solicitation: In exchange for the consideration set forth in paragraph 2 herein, you agree as follows:

     (a)  Non-Compete

     You reaffirm your agreement, as set forth in, and as a material term of, the Asset Purchase Agreement between the Company and UltraHue, Inc. dated
     September 7, 1999, that for three (3) years after the date of your termination from employment with the Company, you shall not, directly or indirectly, through any means or mechanism whatsoever, including as a shareholder, director, officer, employee, partner, member, principal or agent, compete against the Company in any manner nor provide any information to any competitor which would aid or assist it in competing against the Company. It is understood and agreed that for purposes of this paragraph, the Company does not deem your involvement with Pinpoint LLC to be a competing company, so long as the activities of Pinpoint LLC are limited to the manufacturing, distribution and sales of consumables for postage meters.

     (b) No Solicitation of Clients

     For a period of two (2) years from the Effective Date of this Agreement, you shall not, directly or indirectly, for your own account or as proprietor, stockholder, member, partner, director, officer, employee, agent or otherwise for or on behalf of any person, business, firm, corporation, partnership or other entity, sell, offer to sell, or contact or solicit any business from any person, corporation or other entity which is a customer of the Company or its affiliates for the purpose of assisting, facilitating or encouraging, in any way, any such customer to transfer any business from Company and/or its affiliates, whether by termination, non-renewal or otherwise. For purposes of this Agreement,
     "customers" of the Company and its affiliates mean and include (i) any and all persons, businesses, corporations, partnerships, or other entities which have done business with the Company or its affiliates as a customer or have preexisting business relationships and/or dealings with you when your employment with the Company terminated and (ii) all persons, businesses, corporations, partnerships or other entities which control any such customer.

     (c) No Solicitation of Employees

     For a period of two (2) years from the Effective Date of this Agreement, you shall not, directly or indirectly, induce, encourage or solicit any other employee or officer of the Company or any affiliated companies to leave the employ of the Company or any affiliate of the Company or assist any person, company or entity to engage in such conduct.

15. Enforcement of Paragraphs 13 and 14:

     (a)  You acknowledge and agree that you have received ample consideration to support the restrictions imposed under paragraphs 13 and 14 of this
          Agreement and that such restrictions, including any time periods of such restrictions, as well as the lack of any specific geographic area
          (recognizing the international nature of the Company's business), represent a fair and reasonable balance between the legitimate interests of the Company in protecting against unfair competition and disclosure of Confidential Information, and that these limitations are not so onerous as to unreasonably interfere with your ability to continue to work and to earn a livelihood in another industry of your choice.

     (b)  If for any reason any court, or other tribunal, having jurisdiction shall determinate that the restrictions set forth hereinabove are over-broad in any respect, the provisions thereof shall nevertheless continue in full force and effect, but the terms thereof shall be deemed restricted only to the extent required to bring them into conformance with such determination by a court or tribunal of competent jurisdiction.

     (c)  You acknowledge and agree that upon any breach or threatened breach by you of the terms, covenants and agreements set forth in paragraphs 13 and/or 14 of this Agreement, an award of monetary damages would not be adequate to protect the Company's interests, and you therefore agree that upon such breach the Company would have the right to apply for and obtain, in addition to monetary damages, injunctive relief, preliminary, temporary and final, to enforce the provisions of paragraphs 13 and 14 of this Agreement. To this extent, you expressly waive the right to assert in any proceeding resulting from breach of these provisions that monetary damages are adequate to protect the rights of the Company.

16. Confidentiality of Agreement: You agree that the terms of this Agreement are confidential. You agree not to tell anyone about this Agreement and not to disclose any information contained in this Agreement to anyone, other than your lawyer, financial advisor, immediate family members or as required by process of law. If you do tell your lawyer, financial advisor or immediate family members about this Agreement or its contents, you must immediately tell them that they must keep it confidential as well.

17. No Negative Statements: You agree not to make, directly or indirectly, to any person or entity, including but not limited to the Company's employees, the
Company's Board members, and/or the press, any negative or disparaging oral or written statements about, or do anything which damages, any of the Releasees, or its or their services, good will, reputation, or financial status, or which damages it or them in any of its or their business relationships.

18. Non-admission of Wrongdoing: By entering into this Agreement, neither you nor the Company or any of the Company's parents, subsidiaries, affiliates, officers, directors, employees or agents admit any wrongdoing or violation of law.

19. Applicable Law: This Agreement shall be interpreted, enforced and governed under the laws of the State of New Jersey.

20. Severability: You agree that in the event any provision of this Agreement is judicially declared to be invalid or unenforceable, only such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

21. Changes to the Agreement: This Agreement may not be changed unless the changes are in writing and signed by you and the President of the Company.

22. Entire Agreement: This agreement contains the entire agreement between you and the Company and replaces any prior agreements or understandings between you and the Company, including but not limited to the Employment Agreement between you and the Company dated December 13, 1999, which is null and void, with the exception of the Confidentiality Agreement attached hereto as Exhibit B, the terms of which and your obligations under which shall continue in full force and effect.

23. Waiver: By signing this Agreement, you acknowledge that:

     (a)  You have carefully read, and understand, this Agreement.

     (b)  You have been given up to twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney.

     (c)  The Company advised you to consult with an attorney and/or any other advisors of your choice before signing this Agreement.

     (d)  You understand this Agreement is legally binding and by signing it you give up certain rights.

     (e)  You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

     (f)  You knowingly and voluntarily release the Company, Cadapult Graphic
          Systems, Inc., Media Sciences International, Inc., and its and/or
          their parents, subsidiaries, affiliates, officers, directors, employees and agents from any and all claims you may have, known or unknown, in exchange for the benefits you have obtained by signing this Agreement, and you acknowledge that these benefits are in addition to any benefits that you would have otherwise received if you did not sign this Agreement.

     (h)  The General Release in this Agreement includes a waiver of all rights and claims you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. 621 et seq.), and

     (i)  This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective, which is eight
          (8) days after you sign this Agreement.

24. Return of Signed Agreement: You should return the signed Agreement to
Michael Levin, President, Media Sciences, Inc., 8 Allerman Road, Oakland, New
Jersey 07436 no later than April 22, 2006.

25. Effective Date: You have seven (7) days from the date you sign this
Agreement to change your mind. If you change your mind, you must send written notice of your decision to Michael Levin, President, Media Sciences, Inc., 8
Allerman Road, Oakland, New Jersey 07436, so that Mr. Levin receives your revocation no later than the eight (8th) day after you originally signed this
Agreement. You should understand that the Company will not be required to make payments or provide the benefits herein unless this Agreement becomes effective.

                                              Sincerely,

                                              /s/ Michael W. Levin
                                              ------------------------------
                                              Michael W. Levin
                                              President

Read, Accepted and Agreed:

/s/ Donald Gunn                               April 6, 2006
------------------------                      --------------------
Donald Gunn                                   Date

State of Colorado )
                       ss.:
County of Arepahoe )

On the 6th day of April, 2006 before me personally came Donald Gunn, to me known and known to me to be the individual described in and who executed the foregoing instrument, and duly acknowledged to me that he executed the same.

                                         MICHAEL FUHRMANN
                                          Notary Public
                                         State of Colorado
/s/ Michael Fuhrmann
--------------------------
Notary Public         12-01-06

                                    Exhibit A

                            [Logo of Media Sciences]

March 31, 2006

Michael W. Levin
President
Media Sciences, Inc.
8 Allerman Road
Oakland, NJ  07436

Dear Michael :

I hereby voluntarily submit my resignation from both Media Sciences and from the
Board of Media Sciences International.

Sincerely,

/s/ Donald Gunn
Donald Gunn

                                    Exhibit B

                           CONFIDENTIALITY AGREEMENT

AGREEMENT, made as of this 13th day of December, 1999;

Between:  Media Sciences, Inc., a New Jersey corporation which is a wholly owned subsidiary of Cadapult Graphic Systems, Inc., a Delaware corporation, hereinafter referred to as "Company"

AND:      Donald Gunn, an individual hereinafter referred to as "Shareholder".

1. Recitals.

     1.1. The Company is a New Jersey corporation which, simultaneously herewith, has acquired the Trade Secrets and the Assets of UltraHue, Inc.

     1.2. The shareholder heretofore owned a substantial equity interest in
Ultrahue, Inc.; and, as a consequence thereof received substantial consideration for the transfer of the Trade Secrets and Assets of Ultrahue, Inc. to the
Company.

     1.3. A material inducement for the Company to purchase the Trade Secrets and Assets of UltraHue, Inc., and to pay the consideration therefor, as set forth in the Asset Purchase Agreement is the representations of and agreements by the Shareholder that the Trade Secrets and Proprietary Information of
UltraHue, Inc., including, but not limited to, the formulas, processes and know-how related to the manufacture of solid ink used in color printers and related equipment, (a) have not heretofore been disclosed to any third parties, except employees of UltraHue, Inc. who are subject to Non-Disclosure/Non-Compete
Agreements this date assigned to Media Sciences, Inc., and (b) shall hereafter remain confidential and shall not be disclosed by any of the Shareholder, either directly or indirectly, to any person, persons or entities other than the employees of the Company as directed by the Company.

     1.4. Unless specified to the contrary, the capitalized terms set forth in this Agreement shall have the same definitions as set forth in the Asset
Purchase Agreement dated September 7, 1999 (hereinafter referred to as "Asset
Purchase Agreement").

NOW THEREFORE, in consideration of the aforesaid, as well as the consideration paid to the Shareholder as referenced in the accompanying Asset Purchase
Agreement, the parties hereto do hereby agree as follows:,

2. Trade Secrets and Proprietary Information. The Company has this date acquired from UltraHue, Inc. certain Trade Secrets, specifically the formulas, processes and know-how related to the manufacture of solid ink for use in color printers and related equipment and other Proprietary Information relating to the manufacture of such solid ink and the operation of the business of UltraHue,
Inc., including but not limited to the following:

     (A) Names, addresses and all file information and histories of customers and suppliers of UltraHue, Inc., other than included in the Trade Secrets.

     (B) All manufacturing processes, formulations, designs, special equipment, research projects and results, engineering data, specifications and the like of
UltraHue, Inc., other than the Trade Secrets.

     (C) All operating procedures utilized by UltraHue, Inc. in conjunction with the operation of its business.

The Shareholder acknowledges that as a consequence of his association with
UltraHue, Inc., he is in possession and has knowledge of both the Trade Secrets and the Proprietary Information.

3. Covenant of Confidentiality. The Shareholder does hereby covenant, warrant and agree that from the date hereof, he shall not, directly or indirectly, in any capacity or through any means or mechanism whatsoever, do or cause to be done, or cooperate or assist in, or permit any of the following:

     (A) Disclosure, either directly or indirectly, of any of the Trade Secrets other than to the Company;

     (B) Disclosure, either directly or indirectly, any of the Proprietary lnformation other than to the Company;

     (C) Use, either directly or indirectly, of any of the Trade Secrets or
Proprietary lnformation in connection with any other business or other operation, including, without limitation, any business operating in the same field, or competing with, the Company;

     (D) Notwithstanding the requirements of confidentiality set forth in this
Paragraph, nothing contained herein shall restrict the Shareholder from disclosing any of the Proprietary lnformation if, after its disclosure to the
Company by Shareholder, such information becomes part of the public domain or a matter of public knowledge, through no fault of the Shareholder, except to the extent that the particular application of the information by the Company constitutes a Trade Secret. The Shareholder shall not be relieved of his obligation of confidentiality as to any Proprietary lnformation which is specific merely because such Proprietary lnformation is embraced by general disclosures falling within the provisions of this Paragraph. Further, the
Shareholder shall not be relieved of his obligation of confidentiality as to
Proprietary lnformation which is a combination of features merely because any or all of of the individual features are included in disclosures falling within the provisions of this Paragraph, unless all features of the combination are included in a single disclosure within the provisions of this Paragraph.

4. Enforcement.

The Shareholder acknowledges that upon any breach, or threatened breach, of the terms, covenants and agreements set forth in this Agreement, and specifically those set forth in Paragraph 3 hereinabove, an award of monetary damages would not be adequate to protect the Company's interests and therefore the Shareholder agrees that upon such breach the Company would have the right to apply for and obtain, in addition to monetary damages, injunctive relief, preliminary, temporary and final, to enforce the provisions of Paragraph 3. To this extent, the Shareholder expressly waives the right to assert, in any proceeding resulting from breach of the aforesaid provisions, that monetary damages alone are adequate to protect the rights of the Company.

5. Miscellaneous.

     5.1. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

     5.2. This Agreement, and any and all rights hereunder, shall be governed by and enforced according to the laws of the State of New Jersey irrespective of the state in which this Agreement is executed or performed.

     5.3. This Agreement, together with the Asset Purchase Agreement and ancillary agreements executed in accordance therewith, constitutes the entire agreement between the parties, and no modification hereof shall be recognized or deemed effective or enforceable unless same is in writing and is signed by the parties hereto, or their assignees.

     5.4. The provisions of this Agreement are independent of and are separable from each other. In the event any provision of this Agreement is judicially declared to be invalid or unenforceable, such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

     5.5. Neither failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude or be deemed a waiver of any other or further exercise of the same or of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

ATTEST:                                            Media Sciences, Inc.

                                                   By:
-------------------                                   -------------------

                                                   ----------------------
                                                   Donald Gunn
WITNESS:

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